Exhibit 10.51

January 5, 2016

Elevate Credit, Inc.

4150 International Plaza, Suite 300

Fort Worth, Texas 76109

Re: Termination of Agreement regarding Director and Consulting Services

Board of Directors of Elevate:

This letter is to confirm that each of the Director Agreement (as defined below) and the Services Agreement (as defined below) were terminated effective January 5, 2016 and are of no further force or effect thereafter.

The undersigned acknowledges that there has existed an agreement, not memorialized in writing, between Elevate Credit, Inc. (the “Company”) and the undersigned with respect to director services (the “Director Agreement”) and between Elevate Credit Service, LLC (“Elevate Credit Service”), the undersigned and Middlemarch Capital Corp. with regard to consulting services (the “Services Agreement”). The undersigned acknowledges that the content of such agreements substantially mirrors the content of the similarly titled agreements between Stephen B. Galasso and the Company and Mr. Galasso and Elevate Credit Service, respectively (which agreements with Mr. Galasso are attached hereto as Exhibit A); provided, however, that the undersigned has been entitled to a director fee of $15,000 per year, or a prorated portion thereof for partial years, and, for 2015, consulting services fees of approximately $50,000 per year, based on a per day amount, excluding expenses.

Very truly yours,

Stephen J. Shaper	Middlemarch Capital Corp.

/s/ Stephen J. Shaper	/s/ Stephen J. Shaper

	Name:	Stephen J. Shaper
Title:

Exhibit A

DIRECTOR AGREEMENT

This Director Agreement (this “Agreement”), effective as of the 1st day of May, 2014 (“Effective Date”), is by and between Elevate Credit, Inc., a Delaware corporation with an address located at 4150 International Plaza, Suite 300, Fort Worth, Texas 76109 (“Company”) and Stephen B. Galasso, an individual having an address located at 12038 N. 135th Place, Scottsdale, Arizona 85259 (“Director”).

Recital

A. Company desires that Director serve on its Board of Directors (the “Board”) and exert his utmost efforts in such capacity to improve the business of Company, and Director is willing to serve on the Board.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein set forth, the parties agree as follows:

Agreement

1. Board Service. Commencing on the Effective Date, Director agrees to serve on the Board until the earlier to occur of his retirement, resignation, removal, or death. This Agreement shall remain in full force and effect while Director is a member of the Board.

2. Compensation.

(a) Company shall pay Director a fee equal to Fifty Three Thousand Three Hundred Seventy Five Dollars ($53,375) per year, or prorated portion thereof for partial years. Such amount shall be paid on a calendar quarterly basis not later than March 31, June 30, September 30 and December 31 of each year, with the first payment being made not later than June 30, 2014.

(b) In exchange for Director’s service on the Board, the options to purchase Common Stock of Company and Think Finance, Inc. previously granted to, and currently held by, Director shall continue to vest in accordance with their existing terms and conditions.

3. Expenses. Company shall reimburse Director for all reasonable out-of-pocket expenses incurred in connection with his service as a director of Company, provided that the approval of Company shall be required prior to incurring any single, or series of related expenses, in excess of One Thousand Dollars ($1,000). All such amounts shall be paid within thirty (30) calendar days of receipt of invoice from Director together with copies of the actual receipts evidencing such expenses.

4. Taxes. Director is solely responsible for all taxes and withholdings arising from the compensation paid to him hereunder including, but not limited to, federal and state income taxes. Director shall indemnify, defend and hold Company harmless from and against any and all claims, damages, liability, attorneys’ fees and expenses against Company on account of any alleged failure by Director to satisfy any of such tax-related obligations.

5. Indemnification and Insurance.

(a) Company shall indemnify Director in accordance with that certain Director Indemnification Agreement, dated as of the Effective Date, as amended from time to time after the Effective Date.

(b) For the duration of Director’s service as a director, Company shall use commercially reasonable efforts (taking into account the scope and amount of coverage available relative to the cost thereof) to cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors of Company that is at least substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. Company shall provide Director with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements and other related materials. In all policies of directors’ and officers’ liability insurance obtained by Company, Director shall be named as an insured in such a manner as to provide Director the same rights and benefits, subject to the same limitations, as are accorded to Company’s directors most favorably insured by such policy.

6. Choice of Laws; Attorneys Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. If a party takes any action to enforce this Agreement or bring any action or commence any arbitration for any relief against the other party, declaratory or otherwise, arising out of this Agreement, then the losing party shall pay the prevailing party such party’s reasonable attorneys’ fees and costs incurred in litigating such suit or arbitration and/or enforcing any judgment granted therein.

7. Amendments; Waivers. No modification, amendment or waiver of any provision of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by an authorized representative of each party. The failure of either party to enforce its rights under this Agreement at any time for any period of time shall not be construed as a waiver of such right.

8. Assignability. Director may not, either directly or by operation of law, assign or transfer this Agreement or any of his rights or responsibilities hereunder or delegate his duties hereunder. Any attempted assignment or delegation without such consent shall be void and without effect.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all written or oral agreements heretofore existing between the parties with respect to the subject matter hereof are expressly canceled.

10. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. If any provision or partial provision hereof is found to be illegal or unenforceable for being too broad with respect to the duration, scope or subject matter thereof, then such provision or partial provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter permitted by law.

11. Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures received by facsimile, PDF file or other electronic format shall be deemed to be original signatures.

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IN WITNESS WHEREOF, this Agreement has been duly executed by each party as of the Effective Date.

DIRECTOR:		COMPANY:

STEPHEN B. GALASSO		ELEVATE CREDIT, INC.

By:	/s/ Stephen B. Galasso	By:	/s/ Ken Rees

Name:	Stephen B. Galasso	Name:	Ken Rees

		Title:	President and Chief Executive Officer

SERVICES AGREEMENT

This Services Agreement (this “Agreement”), effective as of the 1st day of May, 2014 (“Effective Date”), is by and between Elevate Credit Service, LLC, a Delaware limited liability company with an address located at 4150 International Plaza, Suite 300, Fort Worth, Texas 76109 (“Company”) and SBG Resources, LLC, an Arizona limited liability company having an address located at 12038 N. 135th Place, Scottsdale, Arizona 82259 (“Contractor”).

Recitals

A. Contractor entered into a Services Agreement (“Original Agreement”) with TC Loan Service, LLC (“TCLS”).

B. Effective as of the Effective Date, the Original Agreement terminated simultaneous with the spin-off of Elevate Credit, Inc. (“EC”) from Think Finance, Inc. (“TF”), the parent entity of TCLS.

C. The Company, a wholly-owned subsidiary of EC, wishes to enter into this Agreement with Contractor, to retain Contractor as an independent contractor to perform certain services described in Exhibit A (the “Services”).

D. Contractor is willing to perform such Services for Company on the terms and conditions as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions herein set forth, the parties agree as follows:

Agreement

1. Performance; Independent Contractor. Company retains Contractor, and Contractor agrees to be retained, to perform the Services exclusively as an independent contractor. Contractor shall perform the Services in a professional and workmanlike manner, and to the best abilities of Contractor. Further, Contractor shall perform the Services in compliance with all applicable laws and regulations and all guidelines and procedures of Company. Nothing in this Agreement shall constitute or be construed as constituting or tending to create an agency, joint venture, partnership or employer-employee relationship between Company and Contractor.

2. Term. The term of this Agreement shall commence on the Effective Date and shall terminate as set forth in Section 6. Any termination or expiration of this Agreement shall not affect any right of action or claim of either party existing at the time of such termination or expiration, and Sections 5 through 13 shall survive any termination or expiration of this Agreement. Time is of the essence in the performance of the Services by Contractor.

3. Fees and Expenses. In exchange for performance of the Services, Company shall pay Contractor the fees and costs as set forth on Exhibit A. All invoices shall be paid in United States Dollars. Except as specifically set forth on Exhibit A, Company shall not have any obligation to pay Contractor any fees, costs, reimbursements or remuneration of any kind. Without limiting the foregoing, Contractor is not eligible for any salary, fringe benefits, bonuses, equity incentives or other perquisites afforded to the employees of Company. Contractor is solely responsible for all taxes and withholdings arising from the compensation paid to it hereunder including, but not limited to, federal and state income taxes. Contractor shall indemnify, defend and hold Company harmless from and against any and all claims, damages, liability, attorneys’ fees and expenses against Company on account of any alleged failure by Contractor to satisfy any of such tax-related obligations.

4. Representations and Warranties. The execution, delivery and performance of this Agreement by Contractor will not result in any breach of or default under any term or provision of any agreement, obligation, instrument, judgment, decree, order, statute, rule or governmental regulation to which Contractor is a party or by which Contractor may be bound or which applies to Contractor’s performance of the Services. Contractor has no other agreements or obligations that would restrict and impair the performance of its obligations pursuant to this Agreement including, without limitation, any confidentiality agreements with current or former clients or employers. Contractor has all requisite capacity and authority, as all well as all licenses, permits and other permissions, to enter into this Agreement and perform all of its obligations hereunder. This Agreement is a legally binding obligation of Contractor. Contractor is a single-member limited liability company, wholly-owned by Stephen B. Galasso.

5. Intellectual Property and Confidentiality.

(a) Contractor shall hold all Confidential Information (as defined below) in confidence and will not disclose to any third party unless authorized in writing by Company, or use or copy any Confidential Information, except to the limited extent as necessary to carry out its obligations pursuant to this Agreement. Company does not grant any license to use the Confidential Information other than to the limited extent required to perform the Services pursuant to this Agreement.

(b) As used in this Agreement, “Confidential Information” means all information related to the business of Company including, but is not limited to, all Inventions (as defined below), discoveries, systems, technology, methods, trade secrets, programs (including source and object code of computer programs), techniques, processes, procedures, sequences, designs, content, data, plans, specifications, costs, prices and other financial data, names and contact information of vendors, suppliers, business partners, employees, contractors, customers, clients and licensees. Confidential Information does not include any information if: (i) it is publicly available prior to the Effective Date or becomes publicly available thereafter through no wrongful act of Contractor; or (ii) it is independently developed by the Contractor without use of or reference to the Confidential Information.

(c) Company will retain all right, title and interest in and to any content, software, data, designs and other materials, if any, supplied by Company to Contractor (collectively, the “Materials”). Company hereby grants Contractor a limited, terminable, royalty-free and non-exclusive license to use the Materials solely for the purposes of performing the Services pursuant to this Agreement. All deliverables, work in progress, records, data, notebooks, drawings, files, documents, software (source code and object code), products, equipment, and other materials including copies and in whatever form, relating to the business of Company are the sole and exclusive property of Company.

(d) All right, title and interest in and to any deliverables which result from the performance of the Services by Contractor shall be the exclusive property of Company, shall constitute the Confidential Information and shall, to the maximum extent permitted by law, be considered works made for hire. Further, Contractor hereby assigns and agrees to assign to Company, without any further consideration, all right, title, and interest in and to all Inventions including, without limitation, all rights to obtain, register, perfect, and enforce patents, trademarks, copyrights, mask work rights, and all other industrial and intellectual property protection for such Inventions. Contractor will disclose promptly and in writing to Company all Inventions that Contractor makes or reduces to practice. During the term of this Agreement and for four (4) years after, Contractor will assist Company (at its expense) to obtain and enforce patents, copyrights, mask work rights, and all other forms of intellectual property protection on Inventions. As used in this

Agreement, “Inventions” means all inventions, discoveries, improvements, ideas, designs, programs (including all object code and source code), circuits, schematics, results, algorithms, trade secrets, works of authorship, developments, improvements, and related know-how which result from work performed by Contractor, alone or with others, on behalf of Company or from access to the Confidential Information, Materials, deliverables or any property of Company whether or not patentable or copyrightable.

(e) If for any reason Contractor is unable to assign to Company all right, title and interest in and to any Invention or deliverable, then Contractor hereby grants Company an exclusive, perpetual, worldwide, royalty-free and fully-paid license to use, reproduce, display, perform, commercialize and prepare derivative works from any Invention or deliverable.

(f) Contractor shall ensure that each of its employees and consultants has entered into confidentiality and inventions assignment agreements consistent with the terms and conditions set forth in this Section 5. Upon the request of Company, Contractor shall provide copies of such agreements to Company, provided that Contractor may redact the economic terms thereof.

(g) Contractor will safeguard and keep confidential the proprietary information of customers, vendors, licensees, consultants, and other parties with which Company does business to the same extent as if it were Confidential Information. Contractor will not, during the term of this Agreement or at any time thereafter, use or disclose to Company any confidential, trade secret, or other proprietary information or material of any previous client, and Contractor will not bring onto Company’s premises any unpublished document or any other property belonging to any former employer or client without the written consent of that former client.

(h) Contractor agrees that damages will not be an adequate remedy in the event of a breach of any of Contractor’s obligations pursuant to this Section 5. Therefore, Company shall be entitled (without limitation of any other rights or remedies otherwise available to Company and without the necessity of posting a bond or other security) to obtain an injunction from any court of competent jurisdiction prohibiting the threat, continuance or recurrence of any breach of this Section 5 without the requirement of posting a bond or any other security.

6. Termination. The term of this Agreement shall commence on the Effective Date and termination on the first anniversary hereof provided that the term of this Agreement shall automatically renew for additional terms of one (1) year each unless either party provides written notice of termination at least thirty (30) calendar days prior to the end of the then-current term. Further, either party may terminate this Agreement at any time upon at least thirty (30) calendar days notice to the other party. Each party may terminate this Agreement if the other party breaches this Agreement and such breach is not cured within ten (10) calendar days after the non-breaching party has given the breaching party written notice reasonably describing the breach.

7. Indemnification.

(a) Company shall, at its sole cost and expense, defend and indemnify and hold harmless Contractor and its successors, assigns, managers, members, owners, officers, directors, employees, representatives, and agents from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable legal fees and court costs at trial and all appellate levels) whatsoever (collectively, “Losses”) which may (i) arise or result from Company’s breach of this Agreement or (ii) be asserted by any third party against Contractor as a result of the provision of the Services hereunder, except to the extent that such Losses have arisen as a result of the gross negligence, fraud or intentional or willful misconduct of Contractor.

(b) Contractor shall, at its sole cost and expense, defend and indemnify and hold harmless Company and its affiliates, subsidiaries and each of their respective successors, assigns, stockholders, managers, members, owners, officers, directors, employees, representatives, and agents from and against any and all Losses which may arise or result from (i) Contractor’s breach of this Agreement or (ii) the gross negligence, fraud or intentional or willful misconduct of Contractor, except to the extent that such Losses have arisen as a result of the gross negligence, fraud or intentional or willful misconduct of Company.

8. Choice of Laws; Attorneys Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. If any party takes any action to enforce this Agreement or bring any action or commence any arbitration for any relief against the other party, declaratory or otherwise, arising out of this Agreement, then the losing party shall pay the prevailing party such party’s reasonable attorneys’ fees and costs incurred in litigating such suit or arbitration and/or enforcing any judgment granted therein.

9. Amendments; Waivers. No modification, amendment or waiver of any provision of this Agreement shall be effective unless made in writing specifically referring to this Agreement and duly signed by an authorized representative of each party. The failure of either party to enforce its rights under this Agreement at any time for any period of time shall not be construed as a waiver of such right.

10. Assignability. Contractor may not, either directly or by operation of law, assign, transfer or sell this Agreement or any of its rights or responsibilities hereunder or delegate its duties hereunder without Company’s prior express written consent. Any attempted assignment or delegation without such consent shall be void and without effect.

11. Entire Agreement. This Agreement together with each exhibit attached hereto constitutes the entire agreement between the parties with respect to the subject matter hereof, and all written or oral agreements heretofore existing between the parties with respect to the subject matter hereof are expressly canceled. Contractor acknowledges that the Original Agreement terminated as of the Effective Date.

12. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. If any provision or partial provision hereof is found to be illegal or unenforceable for being too broad with respect to the duration, scope or subject matter thereof, then such provision or partial provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter permitted by law.

13. Notices. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, or three (3) calendar days after being sent by recognized overnight courier service to the address of the other party to be noticed as set forth herein or such other address as such party last provided to the other by written notice.

14. Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures received by facsimile, PDF file or other electronic format shall be deemed to be original signatures.

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IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of each party as of the Effective Date.

CONTRACTOR:		COMPANY:

SBG RESOURCES, LLC		ELEVATE CREDIT SERVICE, LLC

By:	/s/ Stephen B. Galasso	By:	/s/ Ken Rees

Name:	Stephen B. Galasso	Name:	Ken Rees

Title:	President	Title:	President

Exhibit A

Description of Services and Compensation

A. Description of Services/Objectives. Contractor shall perform the following Services for Company:

1. Arrange for Stephen B. Galasso to be reasonably available to perform the Services on behalf of Contractor.

2. Advise and consult with designated Company (or applicable subsidiary) personnel regarding the Company’s products, policies and procedures.

3. Provide such other advice and perform such others consulting services as mutually agreed.

4. Communicate with and update Company regularly regarding the status of Contractor’s performance of the Services.

Company agrees to utilize, and Contractor agrees to perform, not less than twenty four (24) days of Services prior to each anniversary of the Effective Date.

B. Fees and Costs. In exchange for performance of the Services, Company shall pay or reimburse Contractor the following:

1. Fees. Company shall pay Contractor an amount equal to Three Thousand ($3,000) per day, or portion thereof, during which Consultant is providing the Services. Contractor shall invoice Company on a monthly basis and Company shall pay any correct invoices within thirty (30) calendar days of receipt. Contactor shall not bill Company for travel time except if Contractor is traveling during regular business hours and, in which case, travel time shall be billed to Company at fifty percent (50% of the above rates (i.e. One Thousand Five Hundred Dollars ($1,500) per day)).

2. Costs. Company shall reimburse Contractor’s personnel for all reasonable out-of-pocket expenses incurred in connection with its performance of the Services, provided that the approval of Company shall be required prior to incurring any single, or series of related expenses, in excess of One Thousand Dollars ($1,000). All such amounts shall be paid within thirty (30) calendar days of receipt of invoice from Contractor together with copies of the actual receipts evidencing such expenses.

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